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                                                                    Exhibit 21.1

At March 31, 1999, Gary Player Direct, Inc. had the following wholly-owned subsidiaries as a result of the March 29, 1999 Merger:

1.   Rhino Marketing, Inc.
2.   Gran Prix Marketing, Inc.
3.   G.P. Direct, Inc.